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                                                                    EXHIBIT 10.2

                              EMPLOYMENT AGREEMENT

        THIS AGREEMENT is between the undersigned individual ("Employee") and LC MANAGEMENT COMPANY ("LC Management"), a wholly owned subsidiary of Living Centers of America, Inc. ("LCA").

                                   RECITALS:

        A. LCA, through its operating subsidiaries, is an operator of long-term health care centers, Progressive Care Centers providing subacute care, Alzheimer's care centers, assisted living centers, retirement apartments, centers and programs for people with mental retardation and developmental disabilities, and a company providing pharmaceutical services and supplies.

        B. LCA and LC Management have a proprietary interest in its business methods, opportunities, operations and systems which include, but are not limited to, internal financial and operating reports and data, strategic plans, business acquisition and development opportunities, policy and procedure manuals, management information programs and systems, financial forms and information, supplier and vendor information, accounting forms and procedures, personnel policies and information on the needs of residents, clients and patients and their families, and the financial condition of LCA all of which information ("Corporation Information") not publicly disclosed is considered by LCA and LC Management and recognized by Employee to be confidential.

        C. LC Management intends to employ or continue to employ Employee in a position where Employee will have access to this Corporate Information, and therefore, LCA will be vulnerable to unfair post-employment competition by Employee.




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        D.      In consideration of the severance and other employment benefits provided for herein, Employee is willing to enter into this Agreement with LC Management as a condition of employment, upon the terms expressed herein and the initial provisions described in the attached letter dated April 9, 1996 and its attachments, affixed hereto as Addendum A.

        NOW, THEREFORE, intending to be legally bound, the parties agree as follows effective the day and date set opposite their signatures below:

                                   ARTICLE 1

                              TERMS OF EMPLOYMENT

        Employee acknowledges that LC Management has the right to terminate Employee's employment at any time for any reason whatsoever; provided, however, that any termination by LC Management for reasons other than "good and sufficient cause," as defined in Article 2., Paragraph E below, shall result in the severance benefits described in Article 2 below, to become due in accordance with the terms of this Agreement. Employee further acknowledges that should he accept the severance payments made and other benefits provided by LC Management, such are in full satisfaction of any claims that Employee may have against LC Management resulting from LC Management's exercise of its right to terminate Employee's employment, except for those fringe benefits which are intended to survive termination such as the rights to receive payments pursuant to retirement plans and similar rights.




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                                   ARTICLE 2.

                               SEVERANCE BENEFITS

        If Employee's employment with LC Management is terminate by LC Management for any reason other than "good and sufficient cause," Employee shall be entitled to the following severance benefits:

        A. Severance Pay: Employee shall receive severance payments equivalent to Employee's base salary in effect at the time of termination for the number of months set forth below:

----------------------------------------------
  Years of Living Centers Continuous Service
        Completed from Last Hire Date
----------------------------------------------
              0-2   3    4   5+
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           Months of Severance Pay
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               6    8   10   12
----------------------------------------------


        B.      Other Severance Benefits:

        (1) Group medical and life insurance coverages shall continue under then prevailing terms as long as severance payments are being made to Employee. Deductions for Employee's share of the premiums will be made from Employee's severance payments. Group medical coverage provided during such period shall be applied against LC Management's obligation to continue group medical coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"). Upon termination of group medical and life insurance coverage, under COBRA, Employee may convert, at his cost, to individual policies.




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       (2)    Employee shall receive payment at the Employee's then prevailing rate, for Employee's earned, but unused and accrued vacation days through the date of termination.

       (3) Employee's eligibility to participate in all other benefit and compensation plans, including, but not limited to Management Incentive Bonus, Long Term Disability, Retirement Savings, and Stock Option Plans, shall terminate as of the effective date of Employee's termination except as provided otherwise hereunder or under the terms of a particular benefit or compensation plan.

       C. Change of Control of the Employer. In addition to the Severance Pay and Other Severance benefits provided for in Paragraphs A and B, immediately above, in the event of a "change of control" of LCA and either the Employee's
(a) involuntary termination or (b) "voluntary termination for good cause in anticipation of, during or after a change of control";

       (1) The Employee shall be entitled to receive an additional lump sum payment from LC Management of an amount equal to twelve (12) month's salary, which shall be the Employee's base salary in effect at the date of termination plus Employee's base bonus for Employee's grade as of the date of termination as set forth in LCA'S policy statement on the Management Incentive Bonus Program; and

       (2) All stock options granted to Employee under the Living Centers of America, Inc. 1992 Stock Option Plan, as amended (the "Option Plan"), as of the date of termination shall "vest" and become exercisable, as that term is defined in the Option Plan, as of the termination date, and Employee shall thereupon have all rights applicable thereto as set forth in the Option Plan pertaining to Employee's Stock Options.

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        For purposes of this Agreement, "voluntary termination for good cause in anticipation of during or after a change of control" shall mean Employee's electing to terminate his employment with LC Management as a result of an adverse change in title or working responsibilities of the Employee within the six (6) month time period before and the twelve (12) month time period after a "change of control." For purposes of this Paragraph C, "change of control" is the occurrence of one or more of the following events: (i) any person or entity, together with all associates of such person or entity, becomes the owner, beneficial or otherwise, of 30% or more of the then outstanding common stock of LCA, or (ii) during any two (2) year period, directors of LCA serving at the beginning of such period cease for any reason to constitute a majority of the directors serving, unless the election of at least 75% of the new directors was approved by at least 75% of the directors in office immediately prior to the election.

        D. Right to Terminate Severance Pay and Benefits. If Employee is terminated by LC Management for reasons other than "good and sufficient cause," as that term is defined in Section E of this Article 2, Employee will receive the severance payments and benefits described in Paragraphs A, B and C of this
Article 2. Notwithstanding the foregoing, if Employee commences other employment while receiving such severance payments and benefits said severance payments and benefits shall cease as of the date Employee commences such other employment, but in no event shall the severance payments and benefits provided in Paragraphs A and B of this Article 2 be terminated prior to Employee's receiving severance payments and benefits for a two (2) month period. However, if Employee commences other employment and the base salary Employee is paid in the course of the other employment is less than the base salary



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Employee received from LC Management at Employee's termination, LC Management shall pay to employee the difference in said base salaries each month for the remaining number of months Employee would otherwise be entitled to severance pay as provided in Section A of this Article 2 at the commencement of said other employment, starting with the first full month after Employee commences said other employment. Notwithstanding the foregoing, in the event of a "change of control" of LCA and either the Employee's (a) involuntary termination or
(b) "voluntary termination for good cause in anticipation of, during or after a change of control" and if Employee commences other employment while receiving severance payments and benefits described in Paragraphs A, B, and C of this
Article 2, said severance payments and benefits shall not cease as of the date Employee commences such other employment, and shall continue pursuant to paragraph A of this Article 2. LC Management reserves the right to terminate all continuing severance payments and benefits described in Paragraphs A and B of this Article 2 if Employee violates any of the non-disclosure covenants set forth in Article 3 or the non-piracy covenants set forth in Article 4 below.

        E. "Good and Sufficient Cause" Defined. Termination for "good and sufficient cause" shall include termination for such things as fraud or dishonesty, willful failure to perform assigned duties, willful violation of LCA's Business Conduct Policy, or intentional working against the best interests of LCA.

        F. Termination for Good and Sufficient Cause. If Employee's employment with LC Management is terminated by LC Management for "good and sufficient cause" as that term is defined in Section E of this Article 2, Employee will not receive the severance payments and benefits described in Paragraphs A, B, C, and D of this Article 2.


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        G.      Voluntary Termination by Employee. If Employee voluntary
terminates his/her employment with LC Management Company, (and said termination is other than "voluntary termination for good cause in anticipation of, during or after a change of control" as defined in this agreement), Employee will not receive the severance payments and benefits described in Paragraphs A, B, C, and D of this Article 2.

        H. Parachute Payment. If the Employee is liable for the payment of any excise tax (the "Basic Excise Tax") because of Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any successor or similar provision, with respect to any payments or benefits received or to be received from LC Management or successor to LC Management, whether provided under this Agreement or otherwise, LC Management shall pay the employee an amount (the "Special Reimbursement") which, after Payment by the Employee (or on the Employee's behalf) of any federal, state and local taxes applicable thereto, including, without limitation, any further excise tax under such
Section 4999 of the Code, on, with respect to or resulting from the Special Reimbursement, equals the net amounts of the Basic Excise Tax.

        I. Survival. The provision of this Article 2 shall survive the termination of Employee's employment with LC Management.

                                   ARTICLE 3

                            NON-DISCLOSURE AGREEMENT





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        Employee acknowledges and recognizes that in the course of Employee's employment, Employee has had and will continue to have or will have access to Corporate Information, and that LC Management may provide and confide to Employee Corporation Information, techniques and methods of operation developed at great expense by LCA, all of which Employee recognizes to be unique assets of LCA. Employee agrees that Employee shall not, during or after the term of employment, directly or indirectly, in any manner utilize, appropriate, disclose, communicate, divulge, copy or relate to any person, firm, corporation, association or other entity, except where required by law, or use or make use of any such Corporate Information, any such techniques or methods of operation; data of any kind; or any information relating to strategic plans, revenues, costs, profits or the financial condition of LCA, which is not generally known to the public or recognized as standard practice in the industry in which LCA is or shall be engaged. The provisions of this Article 3 shall survive the termination of Employee's employment with LC Management.


                                   ARTICLE 4

                              NON-PIRACY AGREEMENT

        A. Non-Piracy. Employee further agrees that Employee shall not for a period of two (2) years following the termination of Employee's employment for any reason, directly or indirectly, or through third parties, for himself or for others, at any time in any manner, induce or attempt to influence any employees of any subsidiary of LCA to terminate their employment with such subsidiary, nor shall Employee have an interest in, directly or indirectly, any entity which shall, with Employee's direct or indirect





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participation, induce or attempt to influence any employee of any subsidiary of
LCA to terminate their employment with such subsidiary.

        B. Remedies. Employees acknowledges that in the event of any violation or threatened violation by Employee of the provisions set forth in
Article 3 of this Article 4, LCA will sustain serious, irreparable, continuing and substantial harm and damage to its business, the extent of which will be difficult to determine and impossible to remedy by any action at law for money damages. Accordingly, Employee agrees that, in the event of such violation or threatened violation by Employee, LCA shall be entitled to an injunction preventing such violation or threatened violation before trial from any court of competent jurisdiction as a matter of course in addition to and not in lieu of any and all such other legal equitable remedies as may be available to LCA. Should any court of competent jurisdiction determine, consistent with the established precedent of the forum jurisdiction, that the public policy of such jurisdiction requires a more limited restriction in geographic area, duration, nature of restricted activities, or any combination thereof, it would be in furtherance of the intentions of the parties hereto for the court to so interpret and construe the terms of this Article 4 to apply only to the extent of such more limited restrictions.

        C. Survival. The provisions of this Article 4 shall survive the termination of Employee's employment with LC Management.

                                   ARTICLE 5

                                 MISCELLANEOUS



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        A.      Definition.  As used throughout this Agreement, "LC Management"
shall include all subsidiaries of LCA, affiliates, and any corporation, joint venture, or other entity in which LCA or its subsidiaries or affiliates has an equity interest in excess of ten percent (10%).

        B. Gender. Reference to the masculine gender shall include the feminine gender.


        C. Supersede. This Agreement shall supersede and substitute for an previous employment or severance agreement between Employee and LCA or LC Management, and is entered into in consideration of the mutual undertakings of the parties, the cancellation of all previous agreements, and the release of the parties of their respective rights and obligations under any previous employment or severance agreement, excepting only such rights and obligations which by their nature are intended to survive termination or cancellation of such employment agreement.

        D. Hire Date. Employee and LC Management acknowledge that for purpose of Article 2, Employee's last hire date with LC Management is that date provided in Addendum B hereof, which is attached hereto and incorporated by reference herein as if reproduced verbatim.

        E. Binding Effect. The respective rights and obligations of LC Management and the Employee under this Employment Agreement shall inure to the benefit of and shall be binding upon LCA, LC Management and the Employee and the respective successors and assigns of LCA and LC Management. This Employment Agreement shall not be assignable by the Employee, but shall inure to the benefit of Employees' heirs, legal and personal representatives. As used herein, the term "successors and assigns"





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shall include any corporation or corporations which acquire a controlling interest in or a majority of the assets and businesses of LCA whether by purchase, merger, consolidation or otherwise, including without limitation a surviving corporation upon a "change in control" as defined herein.

        F. Arbitration. Any dispute under this Employment Agreement, except for those arising under Articles 3 and 4 hereof, shall be resolved by arbitration. The arbitration shall be conducted in Houston, Texas, under the auspices of the American Arbitration Association and under its rules for commercial arbitrations generally. The prevailing party in such proceedings shall be entitled to its costs and attorneys' fees.

        G. Applicable Law. This Employment Agreement shall be interpreted and construed in accordance with the laws of the State of Texas.

        It is understood and agreed that LCA will benefit from the covenants and agreements of Employee hereunder, and, therefore by its execution hereof, guarantees the performance by LC Management of its obligations and agreements hereunder.





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IN WITNESS WHEREOF, LC Management, LCA, and the Employee have executed this
Employment Agreement in duplicate originals as of the date first above written.



Date:      4/11/96                      By:     /s/ DAVID L. WARD
     -----------------------               -------------------------------
                                                     "EMPLOYEE"
                                                LC MANAGEMENT COMPANY


Date:      4/9/96                       By:       /s/ FRED GREEN
     -----------------------               -------------------------------
                                                  "LC MANAGEMENT"
                                           LIVING CENTERS OF AMERICA, INC.


Date:
     -----------------------              --------------------------------
                                                       "LCA"





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                                                           ADDENDUM A

April 9, 1996 letter







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                                                           ADDENDUM B

Employee's last hire date: ________________________







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
                [AMERICAN REHABILITATION MANAGEMENT LETTERHEAD]


April 9, 1996

David L. Ward
803 Ridgedale Court
Southlake, Texas 76092



Dear David:

I am pleased to offer you the position of Senior Vice President of American Rehabilitation Services, Inc., and Senior Vice President of American Therapy Services Group. In this position you will report directly to me, and your office will be based in Brentwood, Tennessee.

I would like for you to begin employment no later than June 1, 1996, at a base monthly salary of $14,166.66, which on an annualized basis is $170,000, with provisions for an annual performance review beginning with your first anniversary date.

In addition to your base compensation, you will be eligible to participate in the Management Incentive Bonus Plan. You may earn up to 35% of the midpoint of your salary grade E-18. Based on a salary range midpoint of $145,700, your bonus target would be $50,995. The exact amount of your bonus will be based upon the number of months you are eligible to participate, as well as the Company's performance and your achievement of specific goals.

A Company leased automobile will be provided for business as well as personal use. The Company will provide maintenance, insurance and gasoline credit cards. You will be provided with an approved list of automobiles from which to make your choice. Some of your choices may include Chevrolet Suburban, Buick Park Avenue Ultra, Ford Explorer Limited, Chevy Tahoe 4 Dr., Jeep Grand Cherokee Limited, Chrysler LHS and Oldsmobile Aurora.

You will become eligible for consideration to participate in Living Centers of America's Stock Option Plan. You will be eligible for 15,000 shares, which vest over a five year period at 20% per year. Grants are subject to approval by the Company's Board of Directors.




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Page 2

You will be eligible to participate in a Retirement Plan (401K) after 6 months of service. The Company will pay the full cost for $200,000 of group term life insurance and will also provide long-term disability insurance. You and your dependents will be eligible to purchase group medical and dental coverage according to company policy. In addition, you will be covered under our Executive Benefits Program consisting of survivor benefits, long-term disability benefits and an annual physical.

The Company will pay for reasonable expenses incurred in the movement of your household goods from Southlake, Texas to Brentwood, Tennessee, including packing, shipping, delivery and insurance against loss or damage. Finally, the Company will assist you by paying reasonable and customary closing costs associated with the sale of your current residence and the purchase of a new residence, within your first year of employment. Qualified relocation expenses incurred during the move that may be covered include:

         o Home finding trips                o Temporary living
         o Return trips home                 o Home sale closing fees
         o Transportation of household       o Home purchase closing fees
             goods
         o Storage of household goods as
             needed

It may be necessary for temporary living arrangements to be made until you are able to locate a home in the Brentwood area; therefore, we will arrange for up to three months of temporary housing. Specific guidelines will be provided at a later time. Please contact Pam Merickle at 1-800-753-8087, Ext 192 for assistance in beginning your relocation process.

The cost of this move is offered to you as a two year forgivable loan. It will be forgiven by American Rehabilitation Services in equal installments over a 24 month period, beginning on the first of the month following the date of employment. If you voluntarily sever your employment with American Rehabilitation Services prior to completing two years of employment, that portion of the loan remaining unforgiven becomes immediately due and payable.

Your signature on a return copy of this letter will verify your acceptance of our offer. A self-addressed, postage paid envelope is included for your convenience.

David, we look forward to your becoming a part of the management team at American Rehabilitation Services.

Sincerely,


/s/  KELLY GILL
------------------------
Kelly Gill
President
American Rehabilitation Services





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Page 3

I acknowledge and accept these terms of employment with the understanding that the offer and acceptance is not an employment contract, express or implied, between the company and myself for any specific period of employment, nor for continuing or long-term employment. The company and I each have the right to terminate employment, with or without cause.



       DAVID L. WARD                                4/11/96
----------------------------                  -------------------
Signature                                     Date


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